Exhibit 23.2

             Information Regarding Consent of Arthur Andersen LLP

On July 26, 2002, the Board of Directors of Ramtron International Corporation ("Ramtron"), upon the recommendation of its Audit Committee, made a determination not to engage Arthur Andersen LLP as Ramtron's independent public accountants. See Ramtron's Current Report on Form 8-K filed on
July 26, 2002 for additional information. After reasonable efforts, Ramtron has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into Ramtron's registration statements
(Nos. 333-12265, 333-33554, 333-60594, 333-66252, 333-19119, 333-47615,
333-87107, 333-95209, 333-42106 and 333-95209)(collectively, the
"Registration Statements") of Arthur Andersen LLP's previously issued audit report with respect to Ramtron's consolidated financial statements as of December 31, 2001 and for each of the years in the two year period then ended. Ramtron's inability to obtain a currently dated consent from Arthur Andersen LLP could limit the ability of investors to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in such financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

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